Exhibit 3.18

COMPANIES ACTS, 1963 to 2003

AN UNLIMITED COMPANY HAVING A SHARE CAPITAL

MEMORANDUM OF ASSOCIATION

of

KEN WEST HOLDINGS

(in the process of changing its name to

CanWest MediaWorks Ireland Holdings)

(as amended by all Special Resolutions

up to and including those passed on 27 July 2004)

1. The name of the Company is KEN WEST HOLDINGS

2. The objects for which the Company is established are:

(A) To carry on business as a holding and investment company and to carry on all activities in relation to the aforementioned businesses.

(B) To purchase for investment only property of any tenure and any interest therein, and to make advances upon the security of land or other similar property or any interest therein.

(C) To acquire by purchase, exchange, lease, fee farm grant or otherwise, either for an estate in fee simple or for any less estate or other estate or interest, whether immediate or reversionary and whether vested or contingent, any lands, tenements or hereditaments of any tenure, whether subject or not to any charges or encumbrances, and to hold, farm, work and manage and to let, sublet, mortgage or charge land and buildings of any kind, reversions, interests, annuities life policies, and any other property real or personal, movable or immovable, either absolutely or conditionally, and either subject or not to any mortgage, charge, ground rent or other rents or encumbrances.

(D) To erect or secure the erection of buildings of any kind with a view of occupying or letting them and to enter into any contracts or leases and to grant any licences necessary to effect the same.

(E) To maintain and improve any lands, tenements or hereditaments acquired by the Company or in which the Company is interested, in particular by decorating, maintaining, furnishing, fitting up and improving houses, shops, flats, maisonettes and other buildings and to enter into contracts and arrangements of all kinds with tenants and others.

(F) Incidentally to the objects aforesaid, but not as a primary object, to sell, exchange, mortgage (with or without power of sale) assign, turn to account or otherwise dispose of and generally deal with the whole or any part of the property, shares, stocks, securities, estates, rights or undertakings of the Company, real, chattel real or personal, movable or immovable, either in whole or in part, upon whatever terms and whatever consideration the Company shall think fit, provided that any surplus arising on the sale or disposal of the Company’s investments or assets shall be carried to Capital Reserve and shall not be available for distribution by way of dividend.

(G) To take part in the management, supervision, or control of the business or operations of any company or undertaking and for that purpose to appoint and remunerate any Directors, accountants, or other experts or agents and to act as consultants, supervisors and agents of other companies or undertakings and to provide managerial, advisory, technical, design, purchasing and selling services.

(H) To make, draw, accept, endorse, negotiate, issue, execute, discount and otherwise deal with bills of exchange, promissory notes, letters of credit, circular notes, and other negotiable or transferable instruments.

(I) To redeem, purchase or otherwise acquire on such terms and in such manner as the company may think fit any shares in the company’s capital.

(J) To lend the funds of the Company with or without security and at interest or free of interest and on such terms and conditions as the Directors shall from time to time determine.

(K) To raise or borrow or secure the payment of money in such manner and on such terms as the Directors may deem expedient and in particular by the issue of bonds, debentures or debenture stock, perpetual or redeemable, or by mortgage, charge lien or pledge upon the whole or any part of the undertaking, property, assets and rights of the Company, present or future, including its uncalled capital and generally in any other manner as the Directors shall from time to time determine and to guarantee the liabilities of the Company and any debentures, debenture stock or other securities may be issued at a discount, premium or otherwise, and with any special privileges as to redemption, surrender, transfer, drawings, allotments of shares, attending and voting at general meetings of the Company, appointment of Directors and otherwise.

(L) To accumulate capital for any of the purposes of the Company, and to appropriate any of the Company’s assets to specific purposes, either conditionally, or unconditionally and to admit any class or section of those who have any dealings with the Company to share in the profits thereof or in the profits of any particular branch of the Company’s business or to any other special rights, privileges, advantages or benefits.

(M) To reduce the Share Capital of the Company in any manner permitted by law.

(N) To make gifts or grant bonuses to officers or other persons who are or have been in the employment of the Company and to allow any such persons to have the use and enjoyment of such property, chattels or other assets belonging to the Company upon such terms as the Company shall think fit.

(O) To establish and maintain or procure the establishment and maintenance of any pension or superannuation fund (whether contributory or otherwise) for the benefit of and to give or procure the giving of donations, gratuities, pensions, annuities, allowances, emoluments or charitable aid to any persons who are or were at any time in the employment or service of the Company or any of its predecessors in business, or of any company which is a subsidiary of the Company or who may be or have been Directors or officers of the Company, or of any such other company as aforesaid or any persons in whose welfare the Company or any such other company as aforesaid may be interested and the wives, widows, children, relatives and dependants of any such persons and to make payments towards insurance and assurance and to form and contribute to provident and benefit funds for the benefit of any such persons and to remunerate any person, firm or company rendering services to the Company, whether by cash payment, gratuities, pensions, annuities, allowances, emoluments or by me allotment of shares or securities of the Company credited as paid up in full or in part or otherwise.

(P) To employ experts to investigate and examine into the conditions, prospects, value, character and circumstances of any business concerns, undertakings, assets, property or rights.

(Q) To insure the life of any person who may, in the opinion of the Company, be of value to the Company, as having or holding for the Company interests, goodwill, or influence or otherwise and to pay the premiums on such insurance.

(R) To distribute either upon a distribution of assets or division of profits among the Members of the Company in kind any property of the Company, and in particular any shares, debentures or securities of other companies belonging to the Company or of which the Company may have the power of disposing.

(S) To do and carry out all or any of the foregoing objects in any part of the world and either as principals, agents, contractors, trustees or otherwise, and either by or through agents, trustees or otherwise and either alone or in partnership or in conjunction with any other company, firm or person, provided that nothing herein contained shall empower the company to carry on the businesses of assurance or insurance within the meaning of the Insurance Acts 1909 to 1964.

(T) To do and carry out all such other things as may be deemed by the Company to be incidental or conducive to the attainment of the above objects or any of them or calculated to enhance the value of or render profitable any of the Company’s properties or rights.

(U) To guarantee, grant indemnities in respect of, support or secure, whether by personal covenant or by mortgaging or charging all or any part of the undertaking, property and assets (present and future) and uncalled capital of the Company, or by both such methods, the performance of the contracts or obligations of and the repayment or payment of the principal amounts of and premiums, interest and dividends on any securities of any person, firm or company, including (without prejudice to the generality of the foregoing) any company which is for the time being the Company’s holding company as defined by section 155 of the Companies Act, 1963, or another subsidiary as defined by the said section of the Company’s holding company or otherwise associated with the Company in business notwithstanding the fact that the Company may not receive any consideration, advantage or benefit, direct or indirect from entering into such guarantee or other arrangement or transaction contemplated herein.

And it is hereby declared that the word “Company” in this clause, except where used in reference to this Company, shall be deemed to include any person, partnership or other body of persons whether incorporated or not incorporated and whether domiciled in the State or elsewhere and that the objects of the Company as specified in each of the foregoing paragraphs of this clause (except paragraph (F) and except otherwise only if and so far as otherwise expressly provided in any such paragraph) shall be separate and distinct objects and shall not be in anyway limited or restricted by reference to or inference from the terms of any other paragraph or the name of the Company.

We, the several persons whose names, addresses and descriptions are subscribed, wish to be formed into a Company in pursuance of this Memorandum of Association, and we agree to take the number of shares in the capital of the Company set opposite our respective names.

Names, Addresses and Description Subscribers	Number of Shares taken by each subscriber
STEMBRIDGE LIMITED	NINETY NINE

22 Northumberland Road Ballsbridge Dublin 4

Corporate Body

POREMA LIMITED	ONE

22 Northumberland Road Ballsbridge Dublin 4

Corporate Body

TOTAL NUMBER OF SHARES TAKEN UP	ONE HUNDRED

Dated this 16th day of July 2004

Witness to the above signatures :

Joanne Browne 22 Northumberland Road Ballsbridge Dublin 4